Exhibit 10.1

Penn Virginia Resource GP, LLC

Non-Employee Director Compensation Summary Sheet for 2011

Directors who are employees of Penn Virginia Resource GP, LLC or its affiliates receive no additional compensation for service on the general partner’s board of directors or any committees of the board. The table below summarizes the 2011 compensation program for the non-employee directors of Penn Virginia Resource GP, LLC, effective July 1, 2011 (except as otherwise noted).

2011 Non-Employee Director Compensation Summary

Component	Amount ($)	Medium of Payment (1)	Timing of Payment (2)
Non-Employee Director Annual Retainer - $150,000 per year	90,000 per year	Deferred Common Units	$22,500 credited quarterly

	60,000 per year	Cash	$15,000 paid quarterly

Chairman of the Board Annual Retainer	125,000 per year	Cash	$31,250 paid quarterly

Audit Committee Chair Annual Retainer	15,000 per year	Cash	$3,750 paid quarterly

Compensation and Benefits Chair Annual Retainer	15,000 per year	Cash	$3,750 paid quarterly

Nominating and Governance Chair Annual Retainer	6,000 per year	Cash	$1,500 paid quarterly

Board Meeting Fee	2,000 per meeting	Cash	Paid quarterly

(1)	Effective July 1, 2011, each non-employee director will receive on an annual retainer of $150,000, consisting of $60,000 in cash and $90,000 worth of deferred common units, which are credited to each director’s Deferred Compensation Account. Effective January 1, 2012, each non-employee director will receive an annual retainer of $150,000, consisting of $75,000 in cash and $75,000 worth of deferred common units, which are credited to each director’s Deferred Compensation Account. Beginning on January 1 of the year following the year a Director meets his/her Unit Ownership Guidelines requirement, a director will receive the equity portion of his/her annual retainer in common units, rather than deferred common units, unless he/she elects to continue to receive deferred units. In addition, directors may elect to receive any cash payments in common units or deferred common units, and may elect to defer the receipt of cash or common units they receive under the Penn Virginia Resource GP, LLC Amended and Restated Non-Employee Directors Deferred Compensation Plan.
(2)	The fair market value of each quarterly crediting of deferred common units is based upon the NYSE closing price of our common units on the dates that such awards are granted.